Exhibit 99.1

Annaly Capital Management, Inc. Announces Agreement to Internalize Management

February 12, 2020

•	Transaction achieves greater alignment of interests between management and shareholders

•	Furthers Annaly’s commitment to robust governance practices and enhances disclosure and transparency

•	Annaly agreed to acquire its external manager for a nominal cash purchase price and no termination fee

•	Internalized structure expected to provide greater operating flexibility

•	Internalization expected to close during the second quarter of 2020

NEW YORK — (BUSINESS WIRE) — Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) today announced the signing of a definitive agreement pursuant to which Annaly will acquire its external manager, Annaly Management Company LLC (the “Manager”), and transition from an externally-managed REIT to an internally-managed REIT (the “Internalization”). The Internalization was negotiated and unanimously recommended by a special committee of Annaly’s Board of Directors (the “Board”) comprised entirely of independent directors (the “Special Committee”) and unanimously approved by the independent members of the full Board. Pursuant to the agreement (the “Internalization Agreement”), the Company will acquire the equity interests of the Manager and its affiliates, all of which are owned by members of Annaly’s senior management team, for a nominal cash purchase price ($1.00) and acquire all assets and liabilities of the Manager, which are expected to be immaterial.

“The decision to internalize underscores our commitment to further align the interests of management and shareholders and demonstrates our continued efforts toward enhanced governance practices,” said Thomas Hamilton, Chair of Annaly’s Board of Directors. “The Board, together with management, believes this transaction best positions Annaly for long-term success and continued growth of the investment platform.”

“On behalf of the entire management team, we are excited to continue delivering market-leading performance for Annaly’s shareholders as an internally-managed REIT,” added Glenn Votek, Interim Chief Executive Officer & President of Annaly. “This decision is a logical next step in the series of measures Annaly has implemented as a leader in our industry from a governance standpoint. We believe this change will provide Annaly with enhanced flexibility and resources to create value for our shareholders over the long term.”

Key Transaction Highlights

•	Alignment of interests: Enables stronger alignment of incentives between management and shareholders and eliminates any potential conflicts of interest inherent in an external management structure.

•	Enhanced governance and transparency: Strengthens Annaly’s commitment to robust governance practices, with Annaly shareholders benefitting from increased transparency and disclosure.

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Nominal cash purchase price and no termination fees: Unlike many precedent internalizations in the sector involving significant payments to the manager, the Company will not pay any termination fees and none of the executive officers will receive compensation in connection with their ownership of the Manager.

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Long-term cost savings: The Internalization is expected to create cost savings from economies of scale and provide an opportunity for incremental cost control and operating flexibility, leading to potential long-term earnings accretion. We expect to benefit from these cost savings starting in 2021, as the Company will incur 2020 compensation obligations to employees that we expect will be counterbalanced by the elimination of the remaining 2020 management fee obligations.

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Continuity of management team: All employees of the Manager at closing will become employees of Annaly. Certain of the Company’s senior executive officers have executed employment agreements with the Company that will become effective upon closing of the Internalization.

•	Expansion of potential investor universe: An internal management structure may allow for greater diversity of Annaly’s shareholder base.

The Internalization is subject to certain closing conditions, including the absence of any development that would reasonably be expected to have a material adverse effect on the Manager, and the adoption of an employee-wide retention and severance policy. The Internalization is expected to close during the second quarter of 2020.

The Internalization Agreement provides that upon closing of the Internalization, the Manager will waive any fees that would otherwise be payable in connection with a termination of the Management Agreement. All other terms of the Management Agreement remain the same, including the provisions related to fees payable in connection with a termination of the Management Agreement outside of the context of the Internalization. Annaly will retain and employ the Manager’s management team and employees following the closing of the Internalization.

Additional details on the Internalization can be found in the Company’s Fourth Quarter 2019 Investor Presentation, available under the Investors section of the Company’s website at www.annaly.com/investors.

Evercore served as exclusive financial advisor to the Special Committee, Hogan Lovells served as legal counsel to the Special Committee, and F.W. Cook served as the compensation advisor to the Special Committee. Wells Fargo Securities, LLC served as financial advisor to the Manager, and Hunton Andrews Kurth served as legal counsel to the Manager.

About Annaly

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to optimize its returns through prudent management of its diversified investment strategies. Annaly has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Prior to the closing of the transaction discussed above, Annaly is externally managed by Annaly Management Company LLC. Additional information on the company can be found at www.annaly.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties including, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the

Internalization Agreement; the outcome of any legal proceedings that may be instituted against the parties to the Internalization Agreement; the inability to complete the Internalization due to the failure to satisfy closing conditions or otherwise; risks that the Internalization disrupts the Company’s current plans and operations; the impact, if any, of the announcement or pendency of the Internalization on the Company’s relationships with third parties; the amount of the costs, fees, expenses and charges related to the Internalization; the risk that the expected benefits, including long-term cost savings, of the Internalization are not achieved, and other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent Quarterly Report on Form 10-Q. All forward-looking statements speak only as of the date of this news release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are qualified by the cautionary statements in this section. The Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this news release.

Investor Contact Annaly Capital Management, Inc. Investor Relations 1-888-8Annaly	Media Contact
investor@annaly.com
Brunswick Group
Alex Yankus
212-333-3810
ANNALY@brunswickgroup.com